EXHIBIT 23.3


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders of
Productivity Technologies Corp. and Subsidiaries

     We consent to the use in this Registration Statement on Form S-1 of Productivity Technologies Corp. and Subsidiaries our report dated August 23, 2002 (Except for Note 5, which the date is October 11, 2002) with respect to the consolidated balance sheet of Productivity Technologies Corp. and Subsidiaries as of June 30, 2002, and the related consolidated statements of operations, shareholders' equity and cash flow for the year ended June 30, 2002, which report appears in the June 30, 2003 annual report on Form 10-K of Productivity Technologies Corp. and Subsidiaries.


                                  DOEREN MAYHEW

                                 Troy, Michigan
                                December 24, 2004